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                          SECURED PROMISSORY NOTE
                          -----------------------

$6,000,000                                                FEBRUARY 26, 1998
                                                  BEVERLY HILLS, CALIFORNIA

     FOR VALUE RECEIVED, the undersigned WILLIAM TORO ("Maker"), promises to pay to the order of WESTMINSTER CAPITAL, INC., A DELAWARE CORPORATION ("Holder"), which term shall include any subsequent holder of this Note), at 9665 Wilshire Boulevard, Suite M-10, Beverly Hills, California 90212 (or at such other place as Holder shall designate in writing) in lawful money of the United States of America, the principal sum of Six Million Dollars ($6,000,000), with interest thereon commencing as of March 28, 1998 at the rate (the "Interest Rate") described below.

    1. INTEREST RATE. The Interest Rate shall be nine percent (9%) per annum. Interest shall be computed at the Interest Rate on the basis of the actual number of days which the Outstanding Principal Balance (as defined herein) is outstanding divided by three hundred sixty (360), which shall, for the purposes of this Note, be considered to be one (1) year.

    2. OUTSTANDING PRINCIPAL BALANCE. All references to the "Outstanding Principal Balance" shall mean the sum of Six Million Dollars ($6,000,000), less any principal repaid.

    3. PAYMENTS. The entire Outstanding Principal Balance, together with accrued interest thereon shall be due and payable on May 27, 1998 (the "Maturity Date").

    4. APPLICATION OF PAYMENTS. All payments on this Note shall be applied first to the payment of accrued and unpaid interest, and then to the reduction of the Outstanding Principal Balance.

    5. PREPAYMENT RIGHT. Maker shall have the right to prepay at any time, in whole or in part, the Outstanding Principal Balance of this Note, without premium or penalty.

    6. MODIFICATIONS. From time to time, without affecting the obligation of Maker to pay the Outstanding Principal Balance or to observe the covenants of Maker contained herein, and without giving notice to or obtaining the consent of Maker, Holder may, at the option of Holder, extend the time for payment of the Outstanding

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Principal Balance or any part thereof, reduce the payments hereunder, release any person liable hereunder, accept a renewal or extension of this Note, join in any extension or subordination agreement, release any security given herefor, take or release security, or agree in writing with Maker to modify the Interest Rate or any other provision of this Note.

    7. EVENTS OF DEFAULT. Time is of the essence hereof. Upon the occurrence of any of the following events (the "Events of Default"):

        (a) Failure of Maker to pay the Outstanding Principal Balance and all accrued interest in full on the Maturity Date;

        (b) Default by Maker in the performance of any other obligation of Maker under this Note; or

        (c) The occurrence of an event of default under that certain Secured Promissory Note of even date herewith in the stated principal amount of Two Million Eight Hundred Two Thousand Six Hundred Forty Dollars ($2,802,640) executed by Pink Dot in favor of Holder; or

        (d) The occurrence of an event of default under that certain Secured Promissory Note of even date herewith in the stated principal amount of Four Hundred Thirty-Six Thousand One Hundred Ninety-Three Dollars ($436,193) executed by Pink Dot in favor of Holder; or

        (e) Default by Pink Dot under any provision of the Security Agreement between Pink Dot and Holder; or

        (f) Default by Maker in the performance of any obligation under that certain Option and Stock Purchase Agreement (the "Option Agreement") dated November 10, 1997 between Maker and Holder, that certain Pledge Agreement of even date herewith, that certain Affirmation of Covenants or any other document delivered by Maker in connection with the Option Agreement; then

If Maker does not fully cure any Event of Default within five (5) days of the date written notice is given by Holder to Maker (at Maker's address set forth below his signature), payment of the entire Outstanding Principal Balance and accrued interest on this Note shall, at the option of Holder, be accelerated and shall be immediately due and payable without notice or demand. In such event, Holder shall have the right, in addition to all other rights and remedies hereunder or under any other document, to foreclose or to require foreclosure of any or all liens securing the payment hereof.

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    8.  DEFAULT RATE. In the event that Maker fails to pay the Outstanding
Principal Balance and all accrued interest in full on the Maturity Date, the amount past due and unpaid shall bear interest at an annual rate equal to the lesser of (i) the then applicable Interest Rate plus five percent (5%), or
(ii) the greater of ten percent (10%) per annum or the rate established by the Federal Reserve Bank of San Francisco on advances to member banks under
Section 13 and 13(a) of the Federal Reserve Act in effect on the twenty-fifth
(25th) day of the month immediately preceding the date of this Note plus five percent (5%) per annum (the "Default Rate"), computed from the date on which said amount was due and payable until paid. The charging or collecting of interest at the Default Rate shall not limit any of Holder's other rights or remedies under this Note.

    9. GOVERNING LAW. Maker, and each endorser and cosigner of this Note, acknowledges and agrees that this Note is made and is intended to be paid and performed in the State of California and the provisions hereof will be construed in accordance with the laws of the State of California and, to the extent that federal law may preempt the applicability of state laws, federal law. Maker, and each endorser and cosigner of this Note further agree that upon the occurrence of a default, this Note may be enforced in any court of competent jurisdiction in the State of California, and they do hereby submit to the jurisdiction of such courts regardless of their residence.

   10. REMEDIES CUMULATIVE; WAIVER. The remedies of Holder as provided herein shall be cumulative and concurrent, and may be pursued singularly, successively or together, in the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Holder, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same; such waiver or release to be affected only through a written document executed by Holder and then only to the extent specifically recited therein. Without limiting the generality of the preceding sentence, acceptance by Holder of any payment with knowledge of the occurrence of a default by Maker shall not be deemed a waiver of such default, and acceptance by Holder of any payment in an amount less than the amount then due hereunder shall be an acceptance on account only and shall not in any way affect the existence of a default hereunder. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

   11. NO USURY INTENDED. All agreements between Maker and Holder are expressly limited so that in no contingency or event whatsoever, whether by reason of: error of fact or law; payment, prepayment or advancement of the proceeds hereof; acceleration of maturity of the Outstanding Principal Balance, or otherwise, shall the amount paid or agreed to be paid to Holder hereof for the use, forbearance or retention of the money to be advanced hereunder, including any charges collected or made in

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connection with the indebtedness evidenced by this Note which may be treated as interest under applicable law, if any, exceed the maximum legal limit (if any such limit is applicable) under United States federal law or state law (to the extent not preempted by federal law, if any), now or hereafter governing the interest payable in connection with such agreements. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity (if any) prescribed by law which a court of competent jurisdiction may deem applicable hereto, then IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances, Holder shall ever receive as interest an amount which would exceed the maximum legal limit (if any such limit is applicable), such amount which would be excessive interest shall be applied to the reduction of the Outstanding Principal Balance due hereunder and not to the payment of interest or, if necessary, rebated to Maker. This provision shall control every other provision of all agreements between Maker and Holder.

        12. PURPOSE OF LOAN. Maker certifies that the loan evidenced by this
Note is obtained for business or commercial purposes and that the proceeds thereof shall not be used for personal, family, household or agricultural purposes.

        13. MISCELLANEOUS PROVISIONS.

            (a) Maker, and each endorser and cosigner of this Note expressly grants to Holder the right to release or to agree not to sue any other person, or to suspend the right to enforce this Note against such other person or to otherwise discharge such person; and Maker, and each endorser and cosigner agrees that the exercise of such rights by Holder will have no effect on the liability of any other person, primarily or secondarily liable hereunder. Maker, and each endorser and cosigner of this Note waives, to the fullest extent permitted by law, demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, diligence in taking any action to collect sums owing hereunder, any duty or obligation of Holder to effect, protect, perfect, retain or enforce any security for the payment of this Note or to proceed against any collateral before otherwise enforcing this Note, and the right to plead as a defense to the payment hereof any statute of limitations.

            (b) This Note shall be paid when due without deduction or setoff of any kind or nature whatsoever.

            (c) Maker agrees to reimburse Holder for all costs, including, without limitation, reasonable attorneys' fees, incurred to collect this Note if this Note is not paid when due, including, but not limited to, attorneys' fees incurred in

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connection with any bankruptcy proceedings instituted by or against Maker
(including relief from stay litigation).

            (d) If any provision hereof is for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other person, entities or circumstances shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

            (e) This Note shall be a joint and several obligation of Maker, and of all endorsers and cosigners hereof and shall be binding upon them and their respective heirs, personal representatives, successors and assigns.

            (f) This Note may not be modified or amended orally, but only by a modification or amendment in writing signed by Holder and Maker.

            (g) When the context and construction so require, all words used in the singular herein shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter and vice versa. The word "person" as used herein shall include any individual, company, firm, association, partnership, corporation, trust or other legal entity of any kind whatsoever.

            (h) The headings of the paragraphs and sections of this Note are for convenience of reference only, are not to be considered a part hereof and shall not limit to otherwise affect any of the terms hereof.

            (i) In the event that at any time any payment received by Holder hereunder shall be deemed by final order of a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under the bankruptcy or insolvency laws of the United States, or shall otherwise be deemed to be due to any party other than Holder, then, in any such event, the obligation to make such payment shall survive any cancellation of this Note and/or return thereof to Maker and shall not be discharged or satisfied by any prior payment thereof and/or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and the amount of such payment shall bear interest at the Default Rate from the date of such final order until repaid hereunder.

        14. SECURITY. This Note is secured by a pledge of certain personal property of Maker as described more fully in that certain Pledge Agreement executed by Maker and Holder concurrently herewith.

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        IN WITNESS WHEREOF Maker has executed this Promissory Note as of the day and year first above written.


                                        "MAKER"



                                        /s/ William Toro
                                        -------------------------------
                                        WILLIAM TORO

                                        ADDRESS:

                                        22625 PACIFIC COAST HIGHWAY
                                        MALIBU, CALIFORNIA 90265

                                        FAX NO.: (310) 317-0726